Exhibit (j)(iii)(c) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K




INDEPENDENT AUDITORS' CONSENT


To the Trustees and Shareholders of
Money Market Obligations Trust:

We consent to the use in Post-Effective Amendment No. 38 to Registration Statement No. 33-31602 on Form N-1A of Money Market Obligations Trust of our report dated February 12, 1999 relating to the financial statements of Money Market Management, Inc. for the year ended December 31, 1998 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectus.




By:  /s/ Deloitte & Touche LLP
     Deloitte & Touche LLP
Boston, Massachusetts
January 26, 2000